Exhibit 23.2
CONSENT OF ERNST & YOUNG LLP
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 23, 2007, with respect to the consolidated financial statements and schedule of Biosite Incorporated, in the Amendment No. 1 to the Registration Statement (Form S-4 No. 333-164897) and related Prospectus of Inverness Medical Innovations, Inc. for the offer to exchange up to $100,000,000 Aggregate Principal Amount of Unregistered 7.875% Senior Notes due 2016 issued on September 28, 2009 for up to $100,000,000 Aggregate Principal Amount of 7.875% Senior Notes due 2016 that have been registered under the Securities Act of 1933.
/s/ Ernst & Young LLP
San Diego, California
March 26, 2010